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                                                       Exhibit 99


Media Contacts:     Teresa Wong, Houston     Investor Contacts:  Paul Taylor
                    281-873-1203                                 281-874-3471
                    Nadine Barber, Calgary                       David Larson
                    403-231-0509                                 281-874-3265


Anadarko Agrees to Purchase Canada's Berkley Petroleum for US$1 billion

NOTE: Anadarko will host a conference call for investors today, Feb. 12, at 10:00 a.m. CST / 11:00 a.m. EST. The call can be heard on www.anadarko.com or by calling the number shown below.

     HOUSTON, Feb. 12, 2001 - Anadarko Petroleum Corporation (NYSE: APC) announced it has entered into an agreement to acquire Canadian-based Berkley Petroleum Corporation (Toronto: BKP) for C$11.40 per share in cash for an equity value of US$777 million plus the assumption of debt estimated at US$250 million.
     Berkley's Canadian assets will become part of Anadarko's existing Canadian company, Anadarko Canada Corporation, headquartered in Calgary.
     The deal includes a right to match competing offers and a break-up fee. Both companies' boards of directors have unanimously approved the terms of the agreement, and Berkley's board has recommended its shareholders tender their shares to Anadarko.
     Anadarko expects to mail an offering circular as soon as possible, but in any event, on or before Feb. 23 that will remain in effect for 21 days. The offer is subject to 66-2/3 percent of the shares of Berkley Petroleum being tendered and is also subject to regulatory approval and other customary conditions. The deal is expected to close the week of March 12. Anadarko will initially fund the acquisition with existing cash and available committed credit facilities. By year-end, the company expects to have funded the deal from excess cash flow and the proceeds from several hundred million dollars of property sales. The transaction will be recorded using purchase accounting.
                   -more-
     "This is a great deal for Anadarko shareholders --- it fast tracks growth of our Canadian natural gas business," said Robert
J. Allison, Jr., Anadarko Chairman and Chief Executive Officer. "In addition to being a good fit with our existing strategy, the deal meets our basic criteria because it is accretive to earnings, cash flow and growth."
     Berkley Petroleum is an exploration and production company focused on the Western Canadian Sedimentary Basin in Alberta, northeastern British Columbia, Northwest Territories and southeastern Saskatchewan. Anadarko estimates Berkley holds 95 million barrels of oil equivalent (BOE) of net proved reserves (after royalties) --- approximately 70 percent of which is natural gas. Current average daily net production is 10,900 barrels of oil and 116 million cubic feet of natural gas (14,500 barrels of oil and 155 million cubic feet of natural gas per day on a working interest basis). Berkley has approximately 140 employees.
     "The Board of Directors is unanimously recommending the Anadarko offer, which is clearly superior to two prior offers made for Berkley common shares by a subsidiary of Hunt Oil Company," said Michael L. Rose, Berkley Petroleum President and Chief Executive Officer. "We are pleased with this offer from Anadarko, a well-respected oil and gas exploration company, with a corporate culture similar to that of Berkley. The Berkley people and assets will allow Anadarko to significantly accelerate its growth plans in Canada."
     Anadarko will hold 4.7 million acres net (3.5 million undeveloped net, 1.2 million developed net) in Canada in all the major Canadian exploration gas plays, particularly in northeastern British Columbia, the Alberta foothills, the Northwest Territories, the Scotian Shelf and the Mackenzie Delta.
     "Both companies have a common vision to grow through exploration. Our plays and acreage are complementary," said Jim Emme, president of Anadarko Canada Corporation. "Since the merger with Union Pacific Resources last year, Anadarko has implemented plans to grow its Canadian gas reserves. This deal accelerates our long-term strategy by at least three years.
     "Another strength of Berkley is its people. Berkley has a proven track record of exploration success and it is our hope that we will retain their employees in the new organization," Emme said.
     Lehman Brothers is acting as the financial advisor to Anadarko on this transaction.
Houston-based Anadarko Petroleum Corporation is the world's largest independent E&P company, with proved reserves totaling
2.06 billion BOE at year-end 2000. Domestically, it has operations in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and in the shallow and deep waters of the Gulf of Mexico. Anadarko is the most active driller in North America. In Canada, the company recorded year-end 2000 proved reserves of 220 million BOE and there are approximately 500 Canadian employees. In addition, internationally Anadarko is active in Algeria, Tunisia, Egypt, West Africa, Guatemala, Venezuela, Argentina, Brazil, Georgia, the North Atlantic and Australia.

Conference Call Information
Monday, Feb. 12, 2001
- 10:00 a.m. CST / 11:00 a.m. EST
- Dial-in number: 719-457-2654
- Confirmation number: 488560
- Graphics will be available during the call from the Anadarko website, www.anadarko.com Click on "Anadarko Purchase of Berkley Petroleum Conference Call" from the home page, then click on Slide Show.
- Afterwards, to hear a re-broadcast dial: 402-220-6969. You may also view the graphs and listen to the rebroadcast on our web site at www.anadarko.com
                 #    #    #
This news release contains forward-looking statements and projections made in reliance of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Anadarko believes that these forward-looking statements are based on current, reasonable and complete information and assumptions. However, a number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to Anadarko's Securities and Exchange Commission filings for additional important factors that may affect actual results, including the section entitled "Additional Factors Affecting Business" in the Management's Discussion and Analysis (MD&A) included in the company's 1999 Annual Report on Form 10-K.

www.anadarko.com